UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2005 (August 30, 2005)

BOSTON LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	06533	87-0277826
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Newbury Street, 5th Floor, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 425-0200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Common Stock Purchase Agreement

On August 30, 2005, Boston Life Sciences, Inc., a Delaware corporation (the “Company”) entered into a common stock purchase agreement with a group of accredited investors pursuant to which such investors, subject to the right of participation by certain existing stockholders of the Company, have irrevocably agreed to purchase from the Company 6,000,000 shares of the Company’s common stock (the “Financing”) at a per share price of $2.13. The closing of the Financing shall occur on or before September 7, 2005 and gross proceeds to the Company shall be approximately $12.7 million.

In connection with the Financing, the Company has agreed to file a registration statement relating to the resale of the common stock sold in the Financing upon request of the investors.

Robert L. Gipson, who serves as a Senior Director of Ingalls & Snyder, LLC and a General Partner of Ingalls & Snyder Value Partners, L.P., has agreed to purchase shares of common stock in the Financing. Mr. Gipson served as a director of the Company from June 15, 2004 until October 28, 2004. Assuming that existing stockholders of the Company elect not to participate in the Financing, Mr. Gipson shall hold approximately 19.9% of the outstanding common stock of the Company after the Financing.

The Company has made representations and warranties to the purchasers in the financing under the common stock purchase agreement about matters that are customarily included in financings of this nature. These matters include capitalization, SEC filings, listing and maintenance requirements, financial statements, absence of material adverse changes, due authorization and valid issuance of the purchased shares, private offering, brokers fees, compliance, investment company status, no violations and non-contravention and organization. The representations and warranties will survive for one year after the closing. The Company has agreed to indemnify the purchasers against damages with respect to breaches of the representations, warranties, covenants and agreements of the Company in the common stock purchase agreement.

Amendment No. 1 to Amended and Restated Registration Rights Agreement

On August 30, 2005, in connection with the execution of the common stock purchase agreement, the Company entered into an amendment to amended and restated registration rights agreement with the holders named therein dated as of March 9, 2005. Pursuant to the terms of the amendment, the Company has agreed to register, under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock issued under the common stock purchase agreement (the “Registrable Securities”), if requested to do so by the holders. If the Company files a registration statement for its own account, the holders of the Registrable Securities generally will have the right to include their Registrable Securities in such registration.

Item 3.02. Unregistered Sales of Equity Securities.

On August 30, 2005, pursuant to the terms of a common stock purchase agreement described under the heading, “Item 1.01. Entry into a Material Definitive Agreement—Common Stock Purchase Agreement” above, certain investors, subject to the right of participation by certain existing stockholders of the Company, irrevocably agreed to purchase from the Company 6,000,000 shares of the Company’s common stock at a per share price of $2.13. The closing of the Financing shall occur on or before September 7, 2005. Gross proceeds to the Company shall be approximately $12.7 million.

The foregoing sale was made in reliance upon an exemption from the registration provisions of the Securities Act, set forth in Section 4(2) thereof, relative to sales by an issuer not involving any public offering, and the rules and regulations thereunder.

Item 7.01. Regulation FD Disclosure.

On August 30, 2005, the Company issued a press release regarding the Financing, which is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information being furnished pursuant to Item 7.01 of this Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1    Press Release issued by Boston Life Sciences, Inc. on August 30, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.

Date: August 30, 2005	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr. Executive Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Boston Life Sciences, Inc. on August 30, 2005.